EXHIBIT 10.6
                              CONDOR CONSULTING LLC



                                                      September 15, 2000

         Clements Citrus Sales of Florida, Inc.
         32C S.E. Osceola Street
         Stuart, FL  34994

         Clements Golden Phoenix Enterprises, Inc.
         3135 S.W. Mapp Road
         Palm City, FL  34990

         Gentlemen:

     Condor Consulting, LLC ("Condor") is pleased that we have been engaged to assist Clements Citrus Sales of Florida, Inc. ("Clements") in connection with certain import/export activities undertaken by Clements. Should Clements request and Condor agree that additional services be performed in this or other matters, then the terms of this engagement letter (the "Agreement") will govern such additional services unless different terms are agreed upon by both parties in writing.

     1. Scope of Services.

     (a) Marketing and Brand Awareness. Condor shall provide advise and consultation to Clements regarding the implementation of a marketing and brand awareness strategy for the exportation of certain Florida-grown citrus products to the Asian Markets (as defined herein).

     (b) Promotion and Event Planning. Condor shall provide consulting services and operational assistance with respect to certain promotional events (such as trade shows, industry related conferences, and in-store promotions) relating to the introduction of Clements products to wholesale and retail consumers in the Asian markets.

     (c) Government Relations. Condor shall serve as the primary liaison between Clements and any and all relevant governmental agencies with respect to the sale and exportation of Clements citrus products to the Asian market.

     1001  CONNECTICUT  AVENUE,  N.W.  * SUITE  1035 *  WASHINGTON,  D.C.  20036
TELEPHONE:   (202)   828-0025  *   FACSIMILE:   (202)   789-4117   FIRM  E-MAIL:
condorllc@aol.com

     (d) Public Relations. At the request of Clements, Condor shall provide corporate communication services with respect to Clements Asian import/export activities in the Asian Markets. Notwithstanding the foregoing, condor shall not be responsible for providing investor relations nor shareholder communication services.

     (e) Strategic Research and Analysis. Condor shall from time to time undertake and provide relevant strategic research and analysis with respect to the contemplated exportation of Clements products to the Asian markets.

     (f) General Administrative and Operational Support. In connection with the foregoing activities (subparagraphs a through c) Condor will provide general administrative and operational support to Clements, as such support is deemed reasonable by Condor.

     Notwithstanding the foregoing, Condor shall not be required to provide consulting or operational assistance services with respect to the distribution of goods to be exported by Clements to the Asian Markets; provided, however, that Condor may, at its sole discretion, elect to undertake any such consulting or operational assistance services.

     2. Exclusive Representation. During the term of this Agreement, Clements shall not procure consulting and/or advisory services fro any of the Asian Markets from any competitor of Condor, without Condor's prior written consent. For purposes hereof, the term "Asian Markets" shall mean the following countries: the People's Republic of China (including all special administrative regions), Republic of China, Japan, Republic of the Philippines, Republic of Singapore, Malaysia, Kingdom of Thailand, Republic of Indonesia, Socialist Republic of Vietnam, Kingdom of Cambodia, Union of Burma, Lao People's Democratic Republic, Republic of India, Islamic Republic of Pakistan, People's Republic of Bangladesh, Commonwealth of Australia, and New Zealand (collectively referred to as the "Asian Markets").

     3. Non-Compete; Ownership. During the term of thi Agreement, Condor shall refrain from providing consulting services (as contemplated under Section 1 of this Agreement) to any Clements Competitor (hereinafter defined). The foregoing restriction contained in this Section 3 shall be effective on the date of this Agreement and shall remain in effect for an uninterrupted period of two (2) years following the expiration of this Agreement, unless earlier terminated by the written agreement of both parties. Any and all sales contracts and market penetration information produced or obtained by Condor in conjunction with Condor's performance under the terms of this Agreement shall remain the exclusive property of Clements. In consideration of the restrictions contained in this Section 3, Clements shall pay Condor a

Termination Fee (as defined herein) in the event that this Agreement is terminated by Clements prior to second (2nd) anniversary of the Commencement Date ("Early Termination"). Such Termination Fee shall be fully due and payable on the date of such Early Termination. For purposes hereof, the term "Termination Fee" shall mean an amount equal to One-Hundred Thousand Dollars ($100,000) multiplied by the aggregate number of calendar months remaining under the original term of this Agreement.

     4. Staffing; Non-Solicitation. Condor's relationship to Clements shall be that of an independent contractor. The personnel performing services during this Agreement shall at all times be under Condor's exclusive direction and control. With respect to the provision of services stated in this Agreement, Condor shall report exclusively to an appointed representative of the Board of Directors of Clements. During term of this Agreement and for a period of two years following the second (2nd) anniversary of the Commencement Date, Clements shall not directly or indirectly attempt to employ or seek to employ an person or entity who is at that time employed or engaged by Condor (or any affiliate of Condor), or otherwise directly or indirectly induce such person to leave his or her employment or contractual relationship with Condor.

     5. Fees. The hourly rates of consultants and othe members of our professional staff provide the principal basis for calculating fees associated with our provision of consulting services. Condor bases these rates on various factors which include years of experience, specialization in training and practice, and level of professional attainment. Condor's current hourly rates for professional services range between $75 to $300. The current rate for Condor consultants (such as Shelly Huang) is $125. The rate for Condor senior executive consultants (such as Mr. Mok) is $300. Condor reviews these rates periodically and makes the appropriate adjustments from time to time. Clements will be responsible for the rates in effect at the times that services are provided.

     6. Retainer. During the term of this Agreement, Clements shall pay Condor a retainer in an amount equal to the minimum of One-Hundred Thousand Dollars ($100,000) per month (the "Retainer"). The Retainer for the first (1st) month during the term of this Agreement shall be paid on the date hereof, and all future payments shall be made on the first (1st) business day of each following calendar month occurring during the term of this Agreement. Condor may, at its sole discretion, apply its monthly fees and expenses against the Retainer. In the event that the Retainer is insufficient to offset any such fees and expenses ("Outstanding Fees"), Clements shall make immediate payment on such Outstanding Fees upon receipt of invoice issued by Condor. Any unused portion of Retainer shall be carried forward and applied to future invoices, provided that Condor may, at its sole discretion, apply any unused portion of the Retainer against accrued fees and expenses that would be shown on a subsequent invoice.

     7. Travel Expenses. Clements agrees to prepay Condor for the following travel related expenses:

     (a) Extended Travel. Condor consultants shall be entitled to executive accommodations when traveling more than Five Hundred (500) miles from Washington, D.C. on behalf of Clements. Such executive accommodations include first-class airfare on world- class airlines and lodging at five-star international hotels.


     (b) Domestic Travel. Condor consultants shall be entitled to business accommodations when traveling less than Five Hundred (500) miles from Washington, D.C. on behalf of Clements. Such business accommodations include business-class airfare on world- class airlines and lodging at five-star business hotels.

     Prepayment of the foregoing expenses shall occur at least seven (7) days prior to the anticipated travel assignment.

     8. Invoices. Condor will invoice Clements for all professional services and expenses incurred on a monthly basis. Clements agrees to make full payment on any invoiced fees and expenses within five (5) business days of receipt of any such invoice. Certain "costs and disbursements" represent out-of-pocket costs, some represent an allocation of overhead costs associated with the items and others represent a combination of both factors. Other than travel, lodging, meals, and other expenses, all routine office administrative expenses (photocopying, courier, etc.) will not be itemized. Clements agrees to reimburse Condor for any such non-itemized expenses on a monthly basis, at an amount equal to Five percent (5%) of the accrued consulting fees for any such monthly period.

     9. Revenue Sharing. During the term of this Agreement, Clements shall pay to Condor an amount equal to Five percent (5%) of the gross revenue derived from the sale of citrus products by Clements to any purchaser operating in the Asian Markets.

     (a) Payments. Revenue sharing payments shall be made from Clements to Condor on a quarterly basis, within thirty (30) days of the end of each calendar quarter. Overdue payments shall accrue interest at the lesser of 1% per month or the maximum allowable interest under applicable law, from due date until paid, and the owing party shall pay the owed party's costs of collection (including reasonable attorney's fees).

     (b) Reporting. Official copies of quarterly reports shall be provided from Clements to Condor within thirty (30) days of the close of the quarter.

     (c) Audit Rights. Condor shall have the right, during normal business hours and upon reasonable prior notice, to audit, using an independent accounting firm, the records of Clements related to its performance under this Agreement and all payments due hereunder in order to verify that Clements has paid the correct amounts due pursuant to this Section 9. Any such audit will be conducted at Condor's expense, unless the audit reveals and underpayment discrepancy of 2% or more, in which case Clements shall bear the entire expense of such audit.

     10. Warrants. In consideration of the services to be performed by Condor pursuant to the terms of this Agreement, Clements has agreed to grant Condor a warrant to purchase One Hundred Thousand (100,000) shares of unrestricted, fully-registered common stock of Clements Golden Phoenix Enterprises, Inc. ("CGPE") at a purchase price of $2.00 per share. Payment of the purchase price is due in full upon exercise of all or any part of the warrant. Condor may elect to make payment of the exercise price in cash or by check or by delivery to CGPE of irrevocable instructions to pay the aggregate purchase price to CGPE from the sales proceeds.

     11. Term. The term of this Agreement shall commenc on the date hereof (the "Commencement Date") and shall remain in effect for a period of two (2) years following the Commencement Date. Either party has the right to terminate this Agreement at any time with sixty (60) days written notice signed by both parties.

     12. Indemnification. Clements and CGPE (collectively referred to as the "Indemnifying Party") shall and hereby agrees to defend, indemnify and hold harmless Condor and each of its officers, directors, employees and agents (for purposes hereof, each an "Indemnitee") against and in respect of any damages arising out of, resulting from or based upon any claim based on the exportation or sales citrus products to the Asian Markets, except to the extent the Indemnitee's gross negligence or willful misconduct caused such loss, cost, claims, lawsuits or demands for which the Indemnitee alleges that the Indemnifying Party is responsible under this Section 12. The Indemnitee shall cooperate in every reasonable matter with the defense or settlement of such claim, demand, or lawsuit. The Indemnifying Party shall not be liable under this
Section 12 for settlement by the Indemnitee of any claim, demand or lawsuit unless the Indemnifying Party has approved the settlement in advance or unless the Indemnifying Party has approved the settlement in advance or unless defense of the claim, demand or lawsuit has been tendered to the Indemnifying Party in writing and the Indemnifying Party has failed promptly to undertake the defense. The Indemnitee may participate in the defense of the matter, with counsel of the choosing of the Indemnitee, at the cost of the Indemnifying Party.

     13. Acknowledgments. Condor shall not be obligated to consider any notices of dispute that are received after the date of this Agreement, with respect to the amounts charged and the services performed by Condor prior to the date hereof. Clements hereby waives any and all claims it may have against Condor from all actions, causes of action, suits, accounts, contracts, damages, claims and demands whatsoever, in law or equity, which Clements ever had, now has, and hereafter may have against Condor prior to the date of this Agreement.

                                      * * *

     If the above terms of this engagement letter are acceptable, please indicate your agreement by arranging for the enclosed copy of this letter to be signed and returned to us, retaining this letter for your records. Facsimile signatures are as effective as original signatures. This Agreement supercedes any prior oral or written agreement between the parties.

         Respectfully,

         CONDOR CONSULTING, LLC



         /s/ Samuel T. Mok
         Samuel T. Mok
         Managing Director

         Agreed to and accepted on September 15, 2000.

         CLEMENTS CITRUS SALES OF FLORIDA, INC.

        By:
         /s/ Joseph R. Rizzuti
         Joseph R. Rizzuti
         Chairman of the Board


         CLEMENTS GOLDEN PHOENIX ENTERPRISES, INC.

        By:
         /s/ Henry T. Clements
         Henry T. Clements
         C.E.O.